Exhibit 99.1

Contact:	Michael A. Sicuro
Chief Financial Officer
832.601.6194
michael.sicuro@usoncology.com

US Oncology Reports Third Quarter 2008 Results

HOUSTON, TX, November 6, 2008 – US Oncology, Inc. (“US Oncology” or “the Company”), one of the nation’s largest cancer care services companies, reported revenue of $821.7 million, EBITDA of $54.5 million, Adjusted EBITDA of $54.8 million, net income of $3.9 million and operating cash flow of $35.1 million for the three months ended September 30, 2008. For the nine months ended September 30, 2008, US Oncology reported revenue of $2.5 billion, EBITDA of $(217.7) million, Adjusted EBITDA of
$164.4 million, net loss of $371.0 million and operating cash flow of $77.3 million.

US Oncology Third Quarter Results

•

Adjusted EBITDA for the third quarter of 2008 was $54.8 million, compared to $50.6 million for the third quarter of 2007 and $57.4 million for the second quarter of 2008. The increase from the third quarter of 2007 reflects an increase in daily patient visits and radiation treatments/diagnostic scans at practices affiliated under comprehensive service agreements (“CSA”), as well as improvements in pharmaceutical performance and volume related fees, partially offset by reduced utilization of Erythropoiesis-Stimulating Agents (“ESAs”). The decrease from the previous quarter is primarily due to reduced earnings from ESAs (see “Contingencies and Risks”).

•

Cash flow from operations in the third quarter of 2008 was $35.1 million, compared to cash generated by operations of $16.5 million for the third quarter of 2007 and cash used for operations of $(8.6) million for the second quarter of 2008. The $18.6 million increase in operating cash flow from the third quarter of 2007 reflects the addition of physicians to our network and increasing daily same store visits, as well as higher receivable collections in the current quarter. The $43.7 million increase from the second quarter of 2008 reflects improved receivable collections which were partially offset by semiannual interest payments on the indebtedness of US Oncology in the third quarter of 2008. Additionally, payments made to distribute pharmaceutical rebates to physicians were lower in the current period than in the second quarter of 2008.

•

During the third quarter of 2008, 40 physicians joined the US Oncology network and 33 physicians separated from the network. Since September 30, 2008, 33 physicians started practicing in the network and, as of November 5, 2008, an additional 45 physicians had executed agreements to join US Oncology and are expected start practicing in the network during the fourth quarter of 2008 and in early 2009. Also, as of November 5, 2008, three integrated cancer centers and two radiation only facilities were under construction.

•

Development activity occurring subsequent to September 30, 2008 included agreements signed with 20 urologists. In addition, effective October 1, 2008, a 16 physician practice affiliated under an OPS agreement rejoined our network of comprehensively managed practices. While this conversion does not result in an addition of physicians to our network, it evidences the incremental value delivered through our comprehensive management arrangements.

Bruce Broussard, president and chief executive officer, stated, “I am pleased with our performance for the first nine months of 2008, where we have increased adjusted EBITDA by $3.6 million compared to the same period in 2007. This growth was achieved despite a $21 million reduction in earnings related to ESAs and challenging national trends for oncology practices. Our ability to achieve year over year growth emphasizes our physician value proposition, the strength of our earnings from integrated service offerings and our disciplined overhead cost management. Our network continues to expand and, during the third quarter of 2008, 40 physicians began practicing as part of practices affiliated with US Oncology, contributing to the gross additions of 184 physicians since September 30, 2007.”

“We believe the company is well-positioned for continued growth. Much of the uncertainty related to the utilization of ESAs was removed at the time the FDA released its revised label in August 2008. Supporting affiliated practices’ growth strategies through our integrated service model, referral development and increasing productivity with our lean Six Sigma program remains our focus. The success of these programs is demonstrated through 6.6 percent year over year growth in average daily medical oncology visits and 4.0 percent year over year growth in same store daily medical oncology visits.”

Broussard continued, “Further, we continue to generate positive cash flow while maintaining over $100 million in cash on hand with access to an additional $133.7 under our revolving credit facility. This liquidity will allow us to continue to invest in our affiliated practices and the strategies that have supported our growth during a time when our competition is experiencing declining performance and financial instability. For example, we recently launched Innovent, an offering to payers focused on delivering high quality care in a cost-effective manner that incorporates evidence-based clinical pathways, care monitoring and end-of-life planning. We are also expanding our research platform to include radiation trials in collaboration with a premier organization.”

“We are proud of our role as a leading cancer care services organization and of our financial performance. We remain committed to our long-term vision of continuing to expand our diversified service offerings and advancing the delivery of high quality, accessible cancer care.”

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the third quarter of 2008 to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q3 2008	Q3 2007	% Change		Q2 2008	% Change
Revenue
Medical oncology services	$557.4	$514.1	8.4		$559.3	(0.3)
Cancer center services	92.0	89.1	3.3		92.2	(0.2)
Pharmaceutical services	634.0	568.2	11.6		637.3	(0.5)
Research and other	14.5	11.9	21.8		14.6	(0.7)
Eliminations(1)	(476.2)	(439.5)	(8.4)		(474.2)	(0.4)

Total	$821.7	$743.8	10.5		$829.2	(0.9)

Operating income (loss)
Medical oncology services	$16.9	$15.6	8.3		$20.7	(18.4)
Cancer center services	21.6	22.9	(5.7)		22.2	(2.7)
Pharmaceutical services	24.5	21.6	13.4		25.0	(2.0)
Research and other	(1.3)	(0.8)	nm	(4)	(0.9)	nm	(4)
Corporate costs(2)	(33.1)	(32.0)	(3.4)		(36.0)	8.1
Impairment and restructuring charges(3)	(0.3)	(1.0)	nm	(4)	(0.5)	nm	(4)

Total	$28.3	$26.3	7.6		$30.5	(7.2)

EBITDA
Medical oncology services	$16.9	$15.6	8.3		$20.7	(18.4)
Cancer center services	31.1	33.0	(5.8)		31.8	(2.2)
Pharmaceutical services	25.5	22.9	11.4		26.3	(3.0)
Research and other	(1.3)	(0.7)	nm	(4)	(0.7)	nm	(4)
Corporate costs(2)	(17.4)	(20.2)	13.9		(20.7)	15.9
Impairment and restructuring charges(3)	(0.3)	(1.0)	nm	(4)	(0.5)	nm	(4)

Total	$54.5	$49.6	9.9		$56.9	(4.2)

Adjusted EBITDA(3)	$54.8	$50.6	8.3		$57.4	(4.5)
Net income	$3.9	$2.4	62.5		$3.2	21.9
Operating cash flow	$35.1	$16.5	nm	(4)	$(8.6)	nm	(4)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(3)	Impairment and restructuring charges and other expense are excluded from Adjusted EBITDA.
(4)	Not meaningful.

Medical Oncology Services

In the third quarter of 2008, medical oncology services revenue was $557.4 million, an increase of $43.3 million, or 8.4 percent, from the third quarter of 2007. Comparing the same periods, EBITDA was $16.9 million, an increase of $1.3 million, or 8.3 percent. These increases reflect higher same-store daily visits, growth in our network of affiliated medical oncologists and an additional operating day in the third quarter of 2008. Partially offsetting these increases was a reduction in the utilization of ESAs and reduced management fees due to contractual amendments in 2007.

Compared to the second quarter of 2008, medical oncology services revenue decreased $1.9 million, or 0.3 percent, and EBITDA decreased $3.8 million, or 18.4 percent. These reductions reflect lower utilization of ESAs.

Cancer Center Services

Cancer center services revenue in the third quarter of 2008 was $92.0 million, an increase of $2.9 million, or 3.3 percent, over the third quarter of 2007 which reflects increasing radiation treatment and diagnostic scan volumes. We continue to experience a positive shift toward advanced targeted radiation therapies which are reimbursed at higher rates than conventional radiation therapies but generally have lower treatment volumes. EBITDA in the third quarter of 2008 was $31.1 million, a decrease of $1.9 million, or 5.8 percent, from the third quarter of 2007 as the revenue increase was offset by management fee reductions under contractual amendments in 2007.

Third quarter cancer center services revenue decreased $0.2 million, or 0.2 percent, and EBITDA decreased $0.7 million, or 2.2 percent from the second quarter of 2008 reflecting a slight decline in radiation treatments/diagnostic scans.

Pharmaceutical Services

Pharmaceutical services revenue in the third quarter of 2008 was $634.0 million, an increase of $65.8 million, or 11.6 percent, over the third quarter of 2007. The revenue increase is primarily due to the net addition of 63 physicians affiliated through comprehensive service and OPS agreements since the close of the third quarter of 2007 as well as increased revenue from our oral oncology specialty pharmacy. The impact from the addition of physicians was partially offset by lower utilization of ESAs. Pharmaceutical services EBITDA was $25.5 million for the third quarter of 2008, an increase of $2.6 million over the third quarter of 2007 reflecting the increase in revenue, as well as incremental earnings from our data analytics and reimbursement support services.

Pharmaceutical services revenue in the third quarter of 2008 decreased $3.3 million, or 0.5 percent, and EBITDA decreased $0.8 million, or 3.0 percent, from the preceding quarter. These decreases reflect lower pharmaceutical volumes.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $17.4 million in the third quarter of 2008, compared to $20.2 million in the third quarter of 2007 and $20.7 million in the second quarter of 2008. The decrease from the third quarter of 2007 of $2.8 million and from the second quarter of 2008 of $3.3 million is due to the continued management of controllable costs, particularly in areas such as personnel expenses, meeting expenses, and professional fees.

Net Income

Net income for the third quarter of 2008 was $3.9 million which represents an increase of $1.5 million from net income of $2.4 million reported in the third quarter of 2007, which includes a $2.0 million increase in operating income related to the results discussed previously, along with a reduction in interest expense from the third quarter of 2007 due to lower LIBOR rates. Compared to the prior quarter, net income increased $0.7 million as a $2.2 million decrease in operating income was more than offset by reduced income taxes reflecting lower pre-tax income and a change to the Company’s estimate of amounts due under the recently enacted Texas margin tax.

Cash Flow

The Company generated $77.3 million in cash from operations during the first nine months of 2008 compared to $123.4 million for the same prior year period. The decrease in operating cash flow is primarily due to higher payments for pharmaceuticals due to both increasing volumes and purchases made under new generic drug inventory management programs as well as higher payments to affiliated physicians, which were partially offset by increasing receivable collections.

Cash from operations in the third quarter of 2008 was $35.1 million, compared to cash generated by operations of $16.5 million for the third quarter of 2007 and cash used for operations of $(8.6) million for the second quarter of 2008. The $18.6 million increase in operating cash flow from the third quarter of 2007 reflects growing network volumes and higher receivable collections in the current quarter. The $43.7 million increase from the second quarter of 2008 reflects improved receivable collections which were partially offset by semiannual interest payments on the indebtedness of US Oncology in the third quarter of 2008. Additionally, payments made to distribute pharmaceutical rebates to physicians were lower in the current period than in the second quarter of 2008.

As of November 5, 2008, the Company had approximately $100 million of cash and investments, and availability under the revolving credit facility of $133.7 million.

Contingencies and Risks

On July 30, 2008, the United States Food and Drug Administration (“FDA”) published a final new label for Erythropoiesis-Stimulating Agents (“ESAs”) drugs Aranesp and Procrit. This action was taken contemporaneously to the previous national coverage decision (“NCD”) by the Centers for Medicare and Medicaid Services (“CMS”) establishing criteria for reimbursement by Medicare for the ESA usage issued on July 30, 2007. Unlike the NCD from CMS, the label indication directs appropriate physician prescribing and applies to all patients and payers. As anticipated, a Risk Evaluation and Mitigation Strategy (“REMS”) proposal by manufacturers was filed with the FDA in late August, 2008. The REMS will focus on future ESA prescribing and is projected to require additional patient consent/education requirements, medical guides and physician registration procedures. The length of time required for the FDA to approve the REMS and for the manufacturers to implement the new program is uncertain, however we believe it may take at least 6-12 months. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

The label was effective as of August 14, 2008, and primarily changed the labeled use of ESAs in the following areas:

•	ESAs are “not indicated” for patients receiving chemotherapy when the anticipated outcome is cure.
•	ESA therapy should not be initiated when hemoglobin levels are ≥ 10 grams per deciliter (“g/dL”)
•	References in the labeling to an upper limit of 12 g/dL have been removed.

The FDA did not adopt an Oncology Drug Advisory Committee recommendation to limit ESA in head/neck and breast cancers, or any other tumor type which significantly reduced the impact of a possible decrease in utilization.

Based on preliminary analyses, we estimate the potential impact on the Company’s EBITDA to be approximately $3.5 million annually. It is not possible to estimate the impact of the REMS (on EBITDA) as it relates to prescribing patterns, until the REMS is in effect (expected to be sometime in 2009). We believe a possible impact of the REMS could be further reductions in ESA utilization.

During the third quarter of 2008, $6.9 million of the Company’s Adjusted EBITDA was attributable to utilization of ESAs by our network physicians. For the third quarter of 2007 and second quarter of 2008, EBITDA from ESA utilization by our network physicians was $12.4 million and $8.9 million, respectively.

As previously disclosed, during the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. Also, as previously disclosed, the Company is currently involved in litigation with a formerly affiliated practice in Oklahoma. There have been no material developments in either of these matters during the third or fourth quarter of 2008.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported EBITDA of $54.4 million, Adjusted EBITDA of $54.7 million, net loss of $5.8 million and operating cash flow of $22.1 million for the quarter ended September 30, 2008. For the nine months ended September 30, 2008, Holdings reported EBITDA of $(217.9) million, Adjusted EBITDA of $164.1 million, net loss of $396.0 million and operating cash flow of $64.3 million. The operating results of US Oncology and Holdings are reconciled below (in millions).

		Q3 2008	Q3 2007	Q2 2008
US Oncology Net Income		$3.9	$2.4	$3.2
Less:	General and administrative expense	(0.1)	—	—
	Other income (expense)	(4.2)	(0.3)	14.3
	Interest expense	(10.5)	(11.1)	(10.0)
	Effective tax rate differential	5.1	4.8	(0.4)

Holdings Net Income (Loss)		$(5.8)	$(4.2)	$7.1

Compared to the third quarter of 2007 and second quarter of 2008, other income (expense), which relates primarily to changes in fair value of the Holdings interest rate swap, decreased by $3.9 million and $18.5 million, respectively. During the third quarter of 2007, the interest rate swap was accounted for as a cash flow hedge and changes in its value were not reported in the operating results of Holdings.

Although cash flow hedge accounting is no longer applied to the interest rate swap, the Company believes the swap, economically, remains a hedge against the variability of interest payments on the portion of Holdings’ indebtedness that is serviced with cash interest and on a portion of the interest due on US Oncology’s variable rate senior secured credit facility. Because the interest rate swap is not accounted for as a cash flow hedge, changes in the fair value of the instrument are reported currently in earnings. The non-cash impact on the interest rate swap is excluded from Adjusted EBITDA.

As of September 30, 2008, the indebtedness issued by US Oncology Holdings, Inc., amounted to $456.8 million. The Company elected to settle interest on this indebtedness for the semi-annual interest period from September 16, 2008 through March 15, 2009, entirely through the issuance of additional notes.

Based upon continued uncertainty surrounding ESA utilization, including with respect to physician utilization practices and other factors, the Company is not currently in a position to issue revised guidance for 2008.

The Company and Holdings will broadcast their 2008 third quarter financial results by conference call on November 6, 2008 at 10:00 A.M. Central Standard Time. The archived replay of the event will be available through the news center on the Company’s website (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas works closely with physicians, manufacturers and payers to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology’s expertise in supporting every aspect of the cancer care delivery system – from drug development to treatment and outcomes measurement, enables the company to help increase the efficiency and safety of cancer care. US Oncology is affiliated with 1,227 physicians operating in 485 locations, including 92 radiation oncology facilities in 39 states. For more information, visit the company’s Web site, www.usoncology.com.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including a general downturn in the U.S or global economy, the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the instability of capital and credit markets, including the potential that certain financial institutions may be unable to honor existing financing commitments, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services, the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), minority interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is

EBITDA before loss on early extinguishment of debt and impairment and restructuring charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q3 2008	Q3 2007	% Change	Q2 2008	% Change
Physician Summary:
CSA Affiliations
Medical oncologists	754	714	5.6%	739	2.0%
Radiation oncologists	159	149	6.7	154	3.2
Other physicians	62	52	19.2	58	6.9

Total CSA physicians	975	915	6.6	951	2.5

OPS physicians	252	249	1.2	269	(6.3)

Total physicians	1,227	1,164	5.4	1,220	0.6

Average Daily Operating Statistics:
Medical oncology visits (1)	10,712	10,045	6.6	10,840	(1.2)
Radiation treatments/diagnostic scans (2)(4)	3,687	3,622	1.8	3,721	(0.9)

Average Daily Same Store Statistics:
Medical oncology visits (1)	10,180	9,790	4.0	10,297	(1.1)
Radiation treatments/diagnostic scans (2)(4)	3,436	3,461	(0.7)	3,475	(1.1)

Other Statistics:
Radiation oncology facilities(3)(4)	92	91	1.1	92	—

Linear accelerators	118	115	2.6	118	—

PET systems	36	36	—	35	2.9

New patients enrolled in research studies during the period	718	769	(6.6)	919	(21.9)

Accounts receivable days outstanding	33	36	(8.3)	34	(2.9)

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(3)	The second and third quarters of 2008 include 80 integrated cancer centers and 12 radiation-only facilities, while the third quarter of 2007 includes 80 integrated cancer centers and 11 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2008	2007	2008
Product revenue	$556,359	$488,017	$557,050
Service revenue	265,377	255,797	272,125

Total revenue	821,736	743,814	829,175
Cost of products	537,029	478,628	541,585
Cost of services:
Operating compensation and benefits	131,158	121,289	130,086
Other operating costs	81,310	73,177	79,438
Depreciation and amortization	17,898	19,215	18,753

Total cost of services	230,366	213,681	228,277

Total cost of products and services	767,395	692,309	769,862
General and administrative expenses	18,078	20,177	21,240
Impairment and restructuring charges	271	960	464
Depreciation and amortization	7,684	4,024	7,130

	793,428	717,470	798,696

Income from operations	28,308	26,344	30,479

Other income (expense):
Interest expense, net	(22,679)	(23,349)	(22,435)
Minority interest expense	(715)	(539)	(1,017)

Income before income taxes	4,914	2,456	7,027
Income tax benefit (provision)	(1,039)	(55)	(3,788)

Net income	$3,875	$2,401	$3,239

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Product revenue	$1,656,670	$1,460,192
Service revenue	804,848	769,016

Total revenue	2,461,518	2,229,208

Cost of products	1,610,641	1,428,257

Cost of services:
Operating compensation and benefits	391,432	357,077
Other operating costs	237,544	219,922
Depreciation and amortization	55,252	54,590

Total cost of services	684,228	631,589

Total cost of products and services	2,294,869	2,059,846
General and administrative expenses	59,306	63,637
Impairment and restructuring charges	382,041	8,355
Depreciation and amortization	21,967	11,285

	2,758,183	2,143,123

Income (loss) from operations	(296,665)	86,085

Other income (expense):
Interest expense, net	(69,313)	(71,194)
Minority interest expense	(2,447)	(1,876)
Other income (expense)	1,370	—

Income (loss) before income taxes	(367,055)	13,015
Income tax provision	(3,905)	(6,131)

Net income (loss)	$(370,960)	$6,884

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net cash provided by operating activities	$77,315	$123,382

Cash flows from investing activities:
Net proceeds from sale of assets	3,747	750
Acquisition of property and equipment	(60,037)	(70,274)
Investment in unconsolidated subsidiaries	(3,486)	(4,918)
Net payments in affiliation transactions	(41,216)	(134)
Distributions from minority interests	1,493	—

Net cash used in investing activities	(99,499)	(74,576)

Cash flows from financing activities:
Repayment of advance to parent	—	(150,000)
Net borrowings under revolving facility	20,000	—
Proceeds from other indebtedness	4,000	1,323
Net distributions to parent	(13,004)	(75,501)
Repayment of term loan	(34,937)	(6,255)
Repayment of other indebtedness	(1,293)	(2,137)
Debt financing costs	(103)	(83)
Distributions to minority interests	(2,626)	(1,304)
Contributions from minority interests	466	—
Contributions of proceeds from exercise of stock options	25	535

Net cash used in financing activities	(27,472)	(233,422)

Decrease in cash and equivalents	(49,656)	(184,616)
Cash and equivalents:
Beginning of period	149,256	281,766

End of period	$99,600	$97,150

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and equivalents	$99,600	$149,256
Accounts receivable	341,575	318,976
Other receivables	92,875	120,285
Prepaid expenses and other current assets	19,915	22,801
Inventories	113,925	82,822
Deferred income taxes	5,494	4,260
Due from affiliates	66,195	60,295

Total current assets	739,579	758,695
Property and equipment, net	398,027	399,621
Service agreements, net	274,582	223,850
Goodwill	377,270	757,270
Other assets	66,188	69,214

Total assets	$1,855,646	$2,208,650

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$31,078	$38,613
Accounts payable	259,706	241,093
Due to affiliates	165,251	177,265
Accrued compensation cost	40,671	30,045
Accrued interest payable	11,373	24,949
Other accrued liabilities	51,923	44,498

Total current liabilities	560,002	556,463

Deferred revenue	7,092	8,380
Deferred income taxes	30,319	33,532
Long-term indebtedness	1,060,118	1,031,569
Other long-term liabilities	12,415	11,166

Total liabilities	1,669,946	1,641,110

Minority interests	13,547	13,217

Stockholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1

Additional paid-in-capital	537,976	549,186
Retained earnings (deficit)	(365,824)	5,136

Stockholder’s equity	172,153	554,323

	$1,855,646	$2,208,650

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2008	September 30, 2007	June 30, 2008	September 30, 2008	September 30, 2007
Net income (loss)	$3,875	$2,401	$3,239	$(370,960)	$6,884
Add back:
Interest expense, net	22,679	23,349	22,435	69,313	71,194
Income tax provision	1,039	55	3,788	3,905	6,131
Depreciation and amortization	25,581	23,239	25,883	77,218	65,875
Amortization of stock compensation	649	16	565	1,769	477
Minority interest expense	715	539	1,017	2,447	1,876
Other (income) expense	—	—	—	(1,370)	—

EBITDA	54,538	49,599	56,927	(217,678)	152,437
Plus:
Impairment and restructuring charges	271	960	464	382,041	8,355

Adjusted EBITDA	54,809	50,559	57,391	164,363	160,792

Changes in assets and liabilities	6,430	(10,335)	(39,851)	(9,383)	41,010
Deferred income tax provision (benefit)	(2,431)	(325)	44	(4,447)	(1,095)
Interest expense, net	(22,679)	(23,349)	(22,435)	(69,313)	(71,194)
Income tax provision	(1,039)	(55)	(3,788)	(3,905)	(6,131)

Net cash provided by (used in) operating activities	$35,090	$16,495	$(8,639)	$77,315	$123,382